Exhibit 99.1

Ocean Bio-Chem, Inc. Announces First Quarter 2022 Financial Results

Star brite Inc. Parent Company Reports First Quarter Net Sales of $12.7 Million and Net Income of $1.3 Million

FORT LAUDERDALE, FL, May 16, 2022 — Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite Inc. and Kinpak Inc. — vertical manufacturer and distributor of performance, appearance, maintenance, and disinfectant chemicals for the marine, RV, and outdoor industries is pleased to announce its first-quarter 2022 financial results.

2022 - First Quarter Highlights:

●	First quarter net sales of $12.7 million

●	First quarter net income of $1.3 million,

●	First quarter net income as a percent of sales – 10.2%

●	Cash on hand $10.2 million at March 31st, 2022, with a ratio of 7.4:1 of current assets to current liabilities.

●	Earnings per share in the first quarter of 2022 of $0.14.

Financial Summary

	Quarter Ended
	March 31,
(In thousands except per share data)	2022	2021
Net sales	$12,737	$13,131
Pre-tax income	$1,633	$2,428
Net income	$1,299	$1,904
Earnings – per common share	$0.14	$0.20
Dividends declared per common share	$0.04	$0.03

Company President and Chief Executive Officer, Peter Dornau, commented, “We are coming off the second best first quarter sales and net profits in the Company’s history. The business growth as COVID is going away has continued to increase at higher levels compared to both COVID and pre-COVID periods.

The first quarter income, like many companies was significantly impacted by supply chain issues coupled with the continued effect of inflation on both raw materials and operating costs. Many of the Company’s raw material and packaging are petroleum based and had cost increase significantly. Transportation costs also increased for both inbound raw materials and out bound freight to customers.

The Company as previously announced implemented price increases which were effective in the first quarter of 2022. As these price increases take effect, we should see margin improvements. These factors and a change in sales mix of products impacted our gross profit percent by 3.8%. Despite these challenges, the Company has continued to meet our customers’ orders on time.”

“Our cash flow remains strong. The Board of Directors voted in the first quarter 2022, to increase annual dividends for our shareholders from $0.12 to $0.16 per share. Our newest $5.0 million warehouse addition in Montgomery AL. is operational, and we are progressing with new blow molding bottling equipment that will increase our production of bottles by 50%. We anticipate this project to be operational later in 2022. We have also increased our investment in inventories in support of winter selling season, starting early to insure continued product supply to our customers. Additionally, we strategically increased inventories on many key raw materials to avoid near term price increases”.

Mr. Dornau concluded “We are optimistic that 2022 will be another successful year as the influx of new boaters and RVs’ continue.

We have continued to increase our brand presence and product offerings in all categories we do business in. The outdoor category continues to grow, and we are taking advantage with new products and strong deliveries of existing products.

These are just a sample of sales growth strategies should translate into increases in sales in profits in the balance of 2022 and beyond”.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the Star brite®, Star Tron® names along with other brand names within the United States of America and Canada. The Company manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com; www.nosguard.com.

Forward-looking Statements:

Certain statements contained in this press release constitute forward-looking statements, including without limitation those relating to our continued and anticipated growth, continued strength of the recreational boating market and margin improvements as a result of price increases, also sales growth strategies should translate into increases in sales in profits in the balance of 2022 and beyond”. .. For this purpose, any statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for Performacide, marine, recreational vehicle and automotive products; expenditures on, and the effectiveness of, our advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign currency exchange rates and prices for raw materials that are petroleum or chemical based; adverse changes to unemployment rates, fuel prices and the economy in general; and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2021 and in our subsequent quarterly reports on Form 10-Q.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280